Exhibit 99.3

HCW BIOLOGICS INC.

RELATED PARTY TRANSACTIONS POLICY

(Adopted and approved on June 10, 2021

and effective as of the Company’s initial public offering)

1.	Purpose

HCW Biologics Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Related Party Transactions Policy (this “Policy”).

The Company expects its directors, officers and employees to avoid conflicts of interests that interfere with the performance of their duties to the Company or that might deprive the Company of that person’s undivided loyalty in business dealings. Transactions to which the Company is a party and in which a Related Party (as defined below) has a material interest may present an actual or potential conflict of interest or create the appearance of a conflict. Whether a conflict exists is often unclear and, in many circumstances, transactions with Related Parties may, on balance, be beneficial to the Company and its stockholders and stakeholders. While the Company’s code of business conduct and ethics addresses these matters generally, the Company has adopted this Policy to set forth the procedures for the identification, review, consideration and approval or ratification of transactions involving the Company and Related Parties by the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”).

2.	Approval of Related Party Transactions

2.1	Policy

All transactions with Related Parties, other than transactions for which Audit Committee approval is not required by this Policy, may be consummated or shall continue only if the Audit Committee shall have approved or ratified such transaction in accordance with the guidelines set forth in this Policy. A listing of and supplementary information on all such transactions shall be provided to the Audit Committee on a periodic basis.

Prior to entering into a transaction which may involve a conflict of interest, directors, executive officers and employees must comply with existing conflict of interest policies. For any transaction with a Related Party which meets the threshold for Audit Committee review, the Compliance Officer must be informed of the facts and circumstances of the proposed transaction. The Compliance Officer will report the transaction, together with a summary of the material facts, to the Audit Committee for their review at the next regularly scheduled Audit Committee meeting.

The Audit Committee shall approve or ratify only those transactions with Related Parties that, in light of known circumstances, are in or are not inconsistent with, the best interests of the Company, its stockholders and its stakeholders. No director shall participate in any approval or ratification of any transactions with Related Parties for which they are a Related Party. The Audit Committee, in the Audit Committee’s sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with the approval or ratification of the proposed transaction. The Audit Committee shall convey the decision, including any conditions imposed on the transaction, to the Compliance Officer, who shall convey the decision to the appropriate persons within the Company.

2.2	Factors

The Audit Committee, in approving, ratifying or rejecting the proposed transaction with a Related Party, shall consider the relevant and available facts and circumstances, including such facts as: (i) whether the transaction with the Related Party is fair to the Company on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction; (ii) the impact on a director’s independence in the event the Related Party is a director, immediate family member of a director or an entity with which a director is affiliated; and (iii) any other relevant information and considerations with respect to the proposed transaction.

2.3	Ongoing Transactions

If a transaction with a Related Party is of the type that will be ongoing, the Audit Committee may establish guidelines for the Company to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, from time to time as the Audit Committee deems appropriate, shall review and assess such ongoing relationships with the Related Party to confirm that such relationships remain in compliance with the Audit Committee’s guidelines, if any, and that the transaction with the Related Party remains appropriate, in which case the Audit Committee will ratify any transactions with Related Party that result from such ongoing relationships.

3.	Disclosure

All transactions with Related Parties that are required to be disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), as required by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and related rules and regulations, or the Company’s financial statements pursuant to Accounting Standards Codification Topic 850, Related Party Disclosures (“ASC 850”), shall be so disclosed in accordance with such laws, rules and regulations.

The material features of this Policy shall be disclosed in the Company’s annual report on Form 10-K or in the Company’s proxy statement, as required by applicable laws, rules and regulations.

4.	Board Notice

The Audit Committee shall update the Board with respect to any transactions with Related Parties as part of its regular updates to the Board regarding Audit Committee activities.

5.	Standing Pre-Approval for Certain Related Party Transactions

The Audit Committee has determined that for the purposes of this Policy, in the absence of facts or circumstances indicating special or unusual benefits to the Related Party, the following transactions, arrangements or relationships need not be approved by the Audit Committee under this Policy:

•	any employment by the Company of an executive officer of the Company if:

•

the related compensation is required to be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”) under Item 402 of Regulation S-K; or

•

the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 of Regulation S-K if the executive officer were a “named executive officer,” and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•

any compensation paid to a director (in such capacity) if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K (or is excluded from disclosure pursuant thereto);

•

any transaction where the Related Party’s interest arises solely from the ownership of the Company’s capital stock and all holders of the Company’s capital stock received the same benefit on a pro rata basis (e.g. dividends);

•

any transaction with a Related Party (a) where the rates or charges involved are determined by competitive bids; (b) involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; or (c) involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•	any transaction, if the aggregate amount involved in a fiscal year of the Company does not exceeds $120,000;

•

any transaction with another company at which a Related Party’s only relationship is as (a) an employee (other than an executive officer) or director, (b) a beneficial owner of less than 5%, together with such Related Party’s immediate family members, of that company’s outstanding equity, or (c) in the case of partnerships, a limited partner, if the limited partner, together with such Related Party’s immediate family members, has an interest of less than 5% and the limited partner does not hold another position in the partnership, if the aggregate amount involved does not exceed $120,000;

•	transactions available to all employees;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

any indemnification payments and other payments made pursuant to (a) directors and officers insurance policies, (b) the Company’s Certificate of Incorporation or Bylaws then in effect and/or (c) any policy, agreement or instrument approved by the Board.

6.	Definitions

As used in this Policy, the following terms have the meanings set forth in this section.

“Compliance Officer” means the Company’s Director, Legal Affairs; provided that, in the event that the Director, Legal Affairs is otherwise unavailable, the Company’s Chief Financial Officer shall be authorized to serve as the Compliance Officer in the interim or to designate another person as the Compliance Officer.

“Related Party” means any:

•

person who is, or at any time since the beginning of the Company’s last fiscal year, was, a director or executive officer of the Company or, a nominee to become a director of the Company or a candidate to be employed by the Company; such other member of the Company’s senior management as jointly determined by the Chief Financial Officer and Compliance Officer;

•	security holder known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “significant stockholder”); or

•

“immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person.

For purposes of this Policy, a “transaction with a Related Party’ means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), involving the Company (including any of its subsidiaries) in which any Related Person has, had or will have a direct or indirect material interest and the aggregate amount involved exceeds $120,000.

7.	Amendments

This Policy has been approved by the Board, and the Audit Committee may from time to time recommend amendments to this Policy for consideration by the Board.

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